Exhibit 1.1

Notice to U.S. Investors: The proposed transaction relates to the securities of Banco Santander, S.A., a company incorporated in Spain. Information distributed in connection with the proposed transaction is subject to Spanish disclosure requirements that are different from those of the United States.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed transaction, since the company is located in Spain and some or all of its officers and directors are residents of Spain. You may not be able to sue the company or its officers or directors in a Spanish court for violations of the U.S. securities laws. Finally, it may be difficult to compel the company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the company may purchase subject securities otherwise than under the proposed transaction, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed transaction.

Neither the U.S. Securities and Exchange Commission nor any U.S. state securities commission or other regulatory authority has approved or disapproved the proposed transaction, passed upon the fairness or merits of the proposed transaction or provided an opinion as to the accuracy or completeness of this tender offer memorandum or any other documents regarding the proposed transaction. Any declaration to the contrary constitutes a criminal offence in the United States.

IMPORTANT NOTICE

IMPORTANT: You must read the following disclaimer before continuing. The following disclaimer applies to the attached tender offer memorandum (the “Tender Offer Memorandum”), whether received by e-mail or otherwise received as a result of electronic communication and you are therefore required to read this disclaimer carefully before reading, accessing or making any other use of the Tender Offer Memorandum. By accessing, reading or making any other use of the Tender Offer Memorandum, you agree (in addition to giving the representation below) to be bound by the following terms and conditions, including any modifications made to them from time to time, each time you receive any information from Banco Santander, S.A. in its capacity as offeror (the “Offeror”), and Banco Santander, S.A. and Santander US Capital Markets LLC in their capacity as dealer managers (the “Dealer Managers”) or Kroll Issuer Services Limited (the “Tender Agent”) or their affiliates or agents as a result of such access.

Capitalised terms used but not otherwise defined in this disclaimer shall have the meaning given to them in the Tender Offer Memorandum.

THE TENDER OFFER MEMORANDUM AND ANY RELATED DOCUMENTS MAY NOT BE FORWARDED OR DISTRIBUTED TO ANY OTHER PERSON AND MAY NOT BE REPRODUCED IN ANY MANNER WHATSOEVER. THE TENDER OFFER MEMORANDUM AND ANY RELATED DOCUMENTS MAY ONLY BE DISTRIBUTED TO PERSONS TO WHOM IT IS OTHERWISE LAWFUL TO SEND THE TENDER OFFER MEMORANDUM AND ANY RELATED DOCUMENTS. ANY FORWARDING, DISTRIBUTION OR REPRODUCTION OF THE TENDER OFFER MEMORANDUM AND ANY RELATED DOCUMENTS IN WHOLE OR IN PART IS UNAUTHORISED. FAILURE TO COMPLY WITH THESE REQUIREMENTS MAY RESULT IN A VIOLATION OF THE APPLICABLE LAWS AND REGULATIONS OF THE UNITED STATES OR OTHER JURISDICTIONS.

Confirmation of your representation: In order to be eligible to view the Tender Offer Memorandum or make an investment decision with respect to the Offer (as defined below), you must be able to participate lawfully in the invitation by the Offeror to holders of the outstanding €1,500,000,000 4.75 per cent. Non-Step-Up Non-Cumulative Contingent Convertible Perpetual Preferred Tier 1 Securities (ISIN: XS1793250041) (the “Preferred Securities”) to tender their Preferred Securities for purchase by the Offeror for cash (the “Offer”)

on the terms and subject to the conditions set out in the Tender Offer Memorandum, including the offer and distribution restrictions set out on pages 35 to 36 therein (the “Offer and Distribution Restrictions”). The Tender Offer Memorandum was sent at your request, and by accessing the Tender Offer Memorandum, you shall be deemed to have represented to the Offeror, the Dealer Managers and the Tender Agent that:

(i)	you are a holder or a beneficial owner of the Preferred Securities;

(ii)

you are a person to whom it is lawful to send the Tender Offer Memorandum or to make an invitation pursuant to the Offer in accordance with applicable laws and regulations, including the Offer and Distribution Restrictions;

(iii)	you consent to delivery of the Tender Offer Memorandum by electronic transmission; and

(iv)

you are not a Sanctions Restricted Person (as defined in the Tender Offer Memorandum) or otherwise a person to whom it is unlawful to make an invitation pursuant to the Offer under applicable securities laws.

The Tender Offer Memorandum has been sent to you in an electronic form. You are reminded that documents transmitted via this medium may be altered or changed during the process of electronic transmission and consequently none of the Offeror, the Dealer Managers, the Tender Agent or any person who controls, or is a director, officer, employee, agent or affiliate of, any such person accepts any liability or responsibility whatsoever in respect of any difference between the Tender Offer Memorandum distributed to you in electronic format and the hard copy version available to you on request from the Tender Agent.

You are reminded that the Tender Offer Memorandum has been sent to you on the basis that you are a person into whose possession the Tender Offer Memorandum may be lawfully delivered in accordance with the laws of the jurisdiction in which you are located or resident and you may not nor are you authorised to deliver, transmit, forward or otherwise distribute this Tender Offer Memorandum, directly or indirectly, to any other person. If you have recently sold or otherwise transferred your entire holding(s) of the Preferred Securities, you should notify the Tender Agent immediately.

Any materials relating to the Offer do not constitute, and may not be used in connection with, any form of offer or solicitation in any place where such offers or solicitations are not permitted by law. In those jurisdictions where securities or other laws require the Offer to be made by a licensed broker or dealer and the Dealer Managers or, where the context so requires, any of their respective affiliates is such a licensed broker or dealer in that jurisdiction, the Offer shall be deemed to be made by the Dealer Managers or such affiliate, as the case may be, on behalf of the Offeror in such jurisdiction.

The communication in this electronic transmission is made only to, or directed only at, persons falling within Article 43 or 19 of The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) and any other persons to whom this communication can otherwise lawfully be made (together being referred to as “relevant persons”), and must not be acted on or relied upon by persons other than relevant persons. Any investment activity referred to in this communication is available only to relevant persons and will be engaged in only with relevant persons.

Nothing in this electronic transmission constitutes an offer to buy or the solicitation of an offer to sell securities in any circumstances in which such offer or solicitation would be unlawful.

The distribution of the Tender Offer Memorandum may be restricted by law in certain jurisdictions. Persons into whose possession the Tender Offer Memorandum comes are required by the Offeror, the Dealer Managers and the Tender Agent to inform themselves about, and to observe, any such restrictions.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO OR TO ANY PERSON LOCATED OR RESIDENT IN ANY JURISDICTION WHERE OR TO WHOM IT IS UNLAWFUL TO RELEASE, PUBLISH OR DISTRIBUTE THIS DOCUMENT.

THIS DOCUMENT IS IMPORTANT AND REQUIRES IMMEDIATE ATTENTION.

Tender Offer Memorandum dated 7 May 2024

Invitation by

Banco Santander, S.A.

(the “Offeror”)

to the Qualifying Holders of its outstanding

€1,500,000,000 4.75 per cent. Non-Step-Up Non-Cumulative Contingent Convertible Perpetual Preferred Tier 1 Securities

(ISIN: XS1793250041) (the “Preferred Securities”)

to tender their Preferred Securities for purchase by the Offeror for cash in an aggregate nominal amount of up to the Maximum Acceptance Amount (as defined below), subject to pro rata scaling, if applicable, and subject to applicable law and regulation and the offer and distribution restrictions and the satisfaction or waiver of the New Financing Condition (as defined herein) and the other conditions described in this Tender Offer Memorandum (such invitation the “Offer”).

Description of Preferred Securities	ISIN	Outstanding Nominal Amount	First Optional Redemption Date	Purchase Price	Amount subject to the Offer
€1,500,000,000 4.75 per cent. Non-Step-Up Non-Cumulative Contingent Convertible Perpetual Preferred Tier 1 Securities	XS1793250041	€1,500,000,000	19 March 2025	100 per cent.	Subject as set out herein, up to an aggregate nominal amount of the Preferred Securities expected to be equal to the aggregate nominal amount of the New Preferred Securities (as defined below). The Maximum Acceptance Amount will be announced as soon as practicable after the pricing of the New Preferred Securities, subject to the right of the Offeror to increase or decrease such amount in its sole and absolute discretion

Offers to Sell (as defined herein) are irrevocable and may not be withdrawn except in the limited circumstances set out in this Tender Offer Memorandum.

Prior to making a decision as to whether to participate in the Offer, Qualifying Holders should carefully consider all of the information in this Tender Offer Memorandum, including the information contained in “Risk Factors and Other Considerations” herein.

Capitalised terms used in this Tender Offer Memorandum and not otherwise defined herein shall have the meanings given to them in the section of this Tender Offer Memorandum entitled “Definitions”.

Questions and requests for assistance in connection with (i) the Offer may be directed to the Dealer Managers and (ii) the procedures for tendering Preferred Securities in the Offer may be directed to the Tender Agent, as applicable, the contact details for whom are on the back cover page of this Tender Offer Memorandum.

THE OFFER WILL COMMENCE ON 7 MAY 2024 AND WILL EXPIRE AT 5.00 P.M. (CET) ON 15 MAY 2024 (THE “EXPIRATION TIME”) UNLESS EXTENDED, WITHDRAWN, AMENDED OR TERMINATED AT THE SOLE AND ABSOLUTE DISCRETION OF THE OFFEROR.

THE DEADLINES SET BY ANY INTERMEDIARY OR CLEARING SYSTEM MAY BE EARLIER THAN THE ABOVE DEADLINE.

Dealer Managers
SANTANDER CORPORATE & INVESTMENT BANKING

OVERVIEW OF THE OFFER

Rationale for the Offer

The rationale for the Offer is to efficiently manage the Offeror’s Tier 1 capital position and optimise the liquidity and debt maturity profile of the Offeror. Preferred Securities purchased by the Offeror pursuant to the Offer will be cancelled and will not be re-issued or re-sold. Preferred Securities which have not been validly submitted and accepted for purchase pursuant to the Offer will remain outstanding.

Offer

The Offeror invites, subject to applicable law and regulation and the offer and distribution restrictions referred to in “Offer and Distribution Restrictions” below, all Qualifying Holders to tender their Preferred Securities for purchase by the Offeror for cash on the terms and subject to the conditions set out herein (including satisfaction or waiver of the New Financing Condition).

Subject to the right of the Offeror to extend, terminate, withdraw or amend the terms and conditions of the Offer, as described herein, the Offeror will purchase for cash Preferred Securities validly tendered by Qualifying Holders (each such tender, an “Offer to Sell”) and accepted for purchase by the Offeror subject to the terms set out herein.

Each invitation extended by the Offeror under this Tender Offer Memorandum is an invitation to treat, and references herein to the Offer should be construed accordingly.

Offer Period

The Offer will commence on 7 May 2024 and will end at 5.00 p.m. (CET) on 15 May 2024 unless extended, withdrawn, amended or terminated by the Offeror, in which case an announcement to that effect will be made by the Offeror.

Qualifying Holders are invited to Offer to Sell their Preferred Securities during the Offer Period.

Qualifying Holders are advised to check with any Intermediary through which they hold their Preferred Securities as to the deadlines by which such Intermediary would require receipt of instructions from Qualifying Holders to participate in, or (in the limited circumstances in which revocation is permitted) to revoke their instructions to participate in, the Offer in accordance with the terms and conditions of the Offer as described in this Tender Offer Memorandum in order to meet the deadlines for tender or, as the case may be, revocation (which will be earlier than the deadlines set out in this Tender Offer Memorandum) and the corresponding deadlines set by the Clearing Systems.

Purchase Price

The Purchase Price shall (subject to satisfaction or waiver of the New Financing Condition) be 100 per cent. of the nominal amount of the Preferred Securities accepted for purchase pursuant to the Offer, equal to €200,000 per €200,000.

Procedures for participating in the Offer

Any Qualifying Holder who wishes to tender Preferred Securities must submit, or arrange for the submission on its behalf of, a valid Tender Instruction through the Clearing Systems, to be received by the Tender Agent not later than the Expiration Time. Qualifying Holders are urged to deliver valid Tender Instructions through the Clearing Systems in accordance with the procedures of, and within the time limit specified by, the Clearing Systems for receipt by the Tender Agent no later than the Expiration Time.

Qualifying Holders are advised to check with the broker, dealer, bank, nominee, custodian, trust company or other Intermediary through which they hold their Preferred Securities as to the deadlines by which such Intermediary would require receipt of instructions from Qualifying Holders to participate in, or (in the limited circumstances in which revocation is permitted) to revoke their instructions to participate in, the Offer in accordance with the terms and conditions of the Offer by the Expiration Time (or, as the case may be, the deadline for revocation).

Qualifying Holders are responsible for complying with all of the procedures for tendering the Preferred Securities. None of the Offeror, the Dealer Managers or the Tender Agent assumes any responsibility for informing Qualifying Holders of irregularities with respect to compliance with such procedures. See “Procedures for Submitting Offers to Sell” below.

Qualifying Holders are referred to the offer and distribution restrictions on pages 35 to 36 of this Tender Offer Memorandum and the deemed representations, warranties, acknowledgements, agreements and undertakings set out in “Procedures for submitting Offers to Sell—Representations, warranties and undertakings by the Holders and Direct Participants”. Non-compliance with these could result in, among other things, the non-acceptance of an Offer to Sell.

Amount subject to the Offer

The Offeror proposes to accept Preferred Securities for purchase up to the Maximum Acceptance Amount on the terms and subject to the conditions (including the satisfaction or waiver of the New Financing Condition) contained in this Tender Offer Memorandum (although the Offeror reserves the right, in its sole and absolute discretion and for any reason, to increase or decrease the Maximum Acceptance Amount).

Priority Allocation of the New Preferred Securities

When considering allocation of the New Preferred Securities, the Offeror intends to give preference to those Holders who, prior to such allocation, have validly tendered (or have given a firm indication to the Offeror or the Dealer Managers that they intend to tender) their Preferred Securities pursuant to the Offer. Therefore, a Holder who wishes to subscribe for New Preferred Securities in addition to tendering its Preferred Securities for purchase pursuant to the Offer may receive, at the sole and absolute discretion of the Offeror, priority in the allocation of the New Preferred Securities, subject to the issue of the New Preferred Securities and such Holder making a separate application for the purchase of such New Preferred Securities. However, the Offeror is not obliged to allocate the New Preferred Securities to a Holder who has validly tendered or indicated a firm intention to tender the Preferred Securities pursuant to the Offer and, if New Preferred Securities are allocated, the nominal amount thereof may be different than the nominal amount of Preferred Securities tendered by such Holder and accepted by the Offeror pursuant to the Offer. Any such allocation will also, among other factors, take into account the liquidation preference of the New Preferred Securities (being €200,000).

The New Preferred Securities will be offered outside the United States to non-U.S. persons, pursuant to the provisions of Regulation S (“Regulation S”) of the United States Securities Act of 1933, as amended (the “Securities Act”). The New Preferred Securities will not be registered under the Securities Act or the securities laws of any state or other jurisdiction of the United States and may not be offered or sold in the United States or delivered, directly or indirectly, within the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from the registration requirements of the Securities Act. Any investment decision to purchase any New Preferred Securities should be made solely on the basis of the information contained in the preliminary offering circular relating to the New Preferred Securities (the “Preliminary Offering Circular”) that will be made available to investors together with pricing details (when available).

Acceptance of Offer to Sell Preferred Securities and pro-ration

The Offeror will determine the aggregate nominal amount of Preferred Securities accepted for purchase pursuant to the Offer (the “Acceptance Amount”). Until the Offeror announces the final aggregate nominal amount of Preferred Securities accepted for purchase, no assurance can be given that any Preferred Securities validly Offered for Sale pursuant to the Offer will be accepted. Even if the New Financing Condition is satisfied, the acceptance of any Preferred Securities validly Offered for Sale is at the sole and absolute discretion of the Offeror and the Offeror reserves the absolute right not to accept any Preferred Securities validly Offered for Sale pursuant to the Offer.

If the Offeror decides to accept Preferred Securities for purchase pursuant to the Offer and in the event that valid Tender Instructions are received in respect of an aggregate nominal amount of Preferred Securities which is greater than the Acceptance Amount, such Tender Instructions will be accepted on a pro rata basis such that the aggregate nominal amount of Preferred Securities accepted for purchase is no greater than the Acceptance Amount.

The Offeror reserves the right to reject or accept any Preferred Securities validly Offered for Sale pursuant to this Tender Offer Memorandum in its sole and absolute discretion. However, it is the Offeror’s intention that if it accepts any Preferred Securities Offered for Sale pursuant to the Offer, it will accept all Preferred Securities which have been validly Offered for Sale up to the Maximum Acceptance Amount.

New Preferred Securities and New Financing Condition

The Offeror announced on 7 May 2024 its intention, subject to market conditions, to issue a new series of euro-denominated non-step-up non-cumulative contingent perpetual convertible preferred securities qualifying as additional tier 1 capital (the “New Preferred Securities”).

The New Preferred Securities will be offered outside the United States to non-U.S. persons, pursuant to the provisions of Regulation S. The New Preferred Securities will not be registered under the Securities Act or the securities laws of any state or other jurisdiction of the United States and may not be offered or sold in the United States or delivered, directly or indirectly, within the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from the registration requirements of the Securities Act. Any investment decision to purchase any New Preferred Securities should be made solely on the basis of the information contained in the Preliminary Offering Circular that will be made available to investors together with pricing details (when available).

Whether the Offeror will accept for purchase any Preferred Securities validly tendered in the Offer is subject, without limitation, to (unless such condition is waived by the Offeror in its sole and absolute discretion) the successful completion (in the sole determination of the Offeror) of the issue of the New Preferred Securities (the “New Financing Condition”).

Extension, Termination and Amendment

The Offeror reserves the right to extend, withdraw, terminate or amend the terms and conditions of the Offer at any time following the announcement of the Offer and prior to the announcement of the result of the Offer, as described herein under the heading “Extension, Termination and Amendment”.

Announcements and Notices

Announcements and notices to be given to Qualifying Holders in connection with the Offer will be made (i) by way of communication to the CNMV and (ii) by the delivery of notices to the Clearing Systems for communication to Direct Participants. Announcements and notices will also be disseminated to U.S. holders in English. Announcements may also be made by issue of a press release to one or more Notifying News Service(s). Copies of all such announcements, press releases and notices can also be obtained upon request from the Tender Agent.

Further Information

Holders having questions regarding the Offer may contact the Dealer Managers and the Tender Agent at the contact details set out at the end of this Tender Offer Memorandum. Questions or requests for assistance in participating in the Offer and the delivery of Tender Instructions may be directed to the Tender Agent.

EXPECTED TIMETABLE

Please note the following important dates and times relating to the Offer and the issue of the New Preferred Securities. Each is indicative only and is subject to change, including as a result of any extension, termination, withdrawal or amendment as set out under “Extension, Termination and Amendment”. Terms used below have the meaning given to them in the rest of this Tender Offer Memorandum and in particular in the section headed “Definitions” below.

The New Preferred Securities will be offered outside the United States to non-U.S. persons, pursuant to the provisions of Regulation S. The New Preferred Securities will not be registered under the Securities Act or the securities laws of any state or other jurisdiction of the United States and may not be offered or sold in the United States or delivered, directly or indirectly, within the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from the registration requirements of the Securities Act. Any investment decision to purchase any New Preferred Securities should be made solely on the basis of the information contained in the Preliminary Offering Circular that will be made available to investors together with pricing details (when available).

Events/Dates	Times and Dates

Launch Date Offer announced and Tender Offer Memorandum available to Qualifying Holders upon request from the Tender Agent	7 May 2024
Announcement of the Maximum Acceptance Amount Announcement of the Maximum Acceptance Amount for the Offer.	As soon as reasonably practicable following pricing of the New Preferred Securities

Expiration Time

Deadline for receipt by the Tender Agent of Tender Instructions.

Qualifying Holders should note that Tender Instructions must be submitted in accordance with the deadlines of the Clearing System, which will be before the Expiration Time.

5.00 p.m. (CET) on 15 May 2024

Announcement of the Results of the Offer

Announcement of (i) whether the Offeror will accept (subject to satisfaction or waiver of the New Financing Condition) any Preferred Securities pursuant to the Offer and, if so accepted, (ii) confirmation of the Settlement Date, Acceptance Amount, the pro-ration factor (if any) and the nominal amount of Preferred Securities that will remain outstanding after the Settlement Date.

16 May 2024

Settlement Date

Subject to satisfaction or waiver of the New Financing Condition on or prior to such date, settlement of the Offer. Payment of Tender Consideration in respect of Preferred Securities accepted for purchase.

Expected to be 20 May 2024

Announcements and notices to be given to Qualifying Holders in connection with the Offer will be made (i) by way of communication to the CNMV and (ii) by the delivery of notices to the Clearing Systems for communication to Direct Participants. Announcements may also be made by issue of a press release to one or more Notifying News Service(s). Announcements and notices will also be disseminated to U.S. holders in English. Copies of all such announcements, press releases and notices can also be obtained upon request from the Tender Agent.

Significant delays may be experienced where notices are delivered through the Clearing Systems and Qualifying Holders are urged to contact the Tender Agent for the relevant announcements during the Offer Period.

Qualifying Holders are advised to check with any Intermediary through which they hold their Preferred Securities as to the deadlines by which such Intermediary would require receipt of instructions from Qualifying Holders to participate in, or to withdraw their instructions to participate in, the Offer in accordance with the terms and conditions of the Offer as described in this Tender Offer Memorandum in order to meet the relevant deadlines (which will be earlier than the deadlines set out above) and the corresponding deadlines set by the Clearing Systems.

DISCLAIMER

The Offeror accepts responsibility for the accuracy of the information contained in this Tender Offer Memorandum. To the best of the knowledge and belief of the Offeror (having taken all reasonable care to ensure that such is the case), the information contained in this Tender Offer Memorandum is in accordance with the facts and does not omit anything likely to affect the import of such information.

None of the Dealer Managers, the Tender Agent or any of their respective directors, employees, officers, agents or affiliates assume any responsibility for the accuracy or completeness of the information herein, including the information concerning the Offer, the Offeror or the Preferred Securities, or for any failure by the Offeror to disclose events that may have occurred and may affect the significance or accuracy of such information, or for any acts or omissions of the Offeror or any third party in connection with the Offer.

None of the Offeror, the Dealer Managers or the Tender Agent or any of their respective directors, employees, officers, agents or affiliates expresses any opinion about the merits of the Offer or makes any recommendation as to whether or not any Qualifying Holder should Offer to Sell its Preferred Securities and no one has been authorised by the Offeror, the Dealer Managers or the Tender Agent to make any such recommendation.

Each Holder is solely responsible for making its own independent appraisal of all matters as such Holder deems appropriate in evaluating, and each Holder must make its own decision as to whether or not to participate in, the Offer. This Tender Offer Memorandum contains important information which should be read carefully before any decision is made with respect to the Offer. If any Qualifying Holder is in any doubt as to the contents of this Tender Offer Memorandum or the action it should take, it is recommended to seek its own financial, legal and tax advice, including in respect of any tax consequences, immediately from its broker, bank manager, solicitor, accountant or other independent financial, regulatory, tax or legal adviser.

This Tender Offer Memorandum does not constitute an offer to buy or a solicitation of any offer to sell Preferred Securities in any jurisdiction in which such offer or solicitation would be unlawful. Offers to Sell will not be accepted from Holders located or resident in any jurisdiction in which such offer or solicitation would be unlawful. In particular, the distribution of this Tender Offer Memorandum in certain jurisdictions may be restricted by law (as more fully described in “Offer and Distribution Restrictions”).

No person is or has been authorised in connection with the Offer to give any information or to make any representation to any Holders not contained in or inconsistent with this Tender Offer Memorandum and any information or representation not contained herein must not be relied upon as having been authorised by the Offeror, the Dealer Managers or the Tender Agent.

RISK FACTORS AND OTHER CONSIDERATIONS

The following section does not describe all of the risks of participating or not participating in the Offer for Qualifying Holders. Prior to making a decision as to whether to participate, Qualifying Holders should consider carefully, in light of their own financial circumstances and investment objectives, all the information set forth in this Tender Offer Memorandum and, in particular, the following risk factors, in evaluating whether to participate in the Offer. Qualifying Holders should make such inquiries as they think appropriate regarding the terms of the Offer all without relying on the Offeror, the Dealer Managers, the Tender Agent or any other person.

Uncertainty as to the trading market of outstanding Preferred Securities after completion of the Offer

The Preferred Securities which are not successfully Offered for Sale and purchased by the Offeror pursuant to the Offer will remain outstanding after the Settlement Date. Depending on the aggregate nominal amount of Preferred Securities which are so Offered for Sale and purchased, the trading market for Preferred Securities which remain outstanding following completion of the Offer may be significantly more limited. Such outstanding Preferred Securities may command a lower price than a comparable issue of securities with greater market liquidity. Even if a market for the Preferred Securities remains in existence, there may be a negative impact on the price of the remaining Preferred Securities resulting from current interest levels, the market for similar securities, the performance of the Offeror as a whole and other factors. A reduced market value may also make the trading price of the remaining Preferred Securities more volatile. As a result, the market price for the Preferred Securities that remain outstanding after the completion of the Offer may be adversely affected by the Offer.

None of the Offeror, the Dealer Managers or the Tender Agent has any duty to make a market in the Preferred Securities remaining outstanding after the Offer.

No obligation to accept Offer to Sell

Until the Offeror announces the final aggregate nominal amount accepted for purchase and until the satisfaction or waiver of the New Financing Condition, no assurance can be given that any Offer to Sell will be accepted. The acceptance of any Offer to Sell is at the sole and absolute discretion of the Offeror, and the Offeror reserves the absolute right not to accept any Offer to Sell. The Offeror shall have no liability to any person for any refusal to accept an Offer to Sell and the Offeror is under no obligation to Qualifying Holders to furnish any reason or justification for refusing to accept any such Offer to Sell. In particular, Offers to Sell may be rejected if the Offer is amended, terminated or withdrawn, the Offer to Sell does not comply with the relevant laws or requirements of a particular jurisdiction, or for any other reason. In addition, the Offeror may refuse to accept any tenders of Preferred Securities by persons believed by it to be Sanctions Restricted Persons.

Tender Instruction irrevocable

The submission of a valid Tender Instruction will be irrevocable except in the limited circumstances in which the revocation of a Tender Instruction is specifically permitted in accordance with the terms of the Offer. See “Extension, Termination and Amendment – Revocation Rights”.

Completion, termination and amendment

Until the Offeror announces whether it has decided to accept valid Offers to Sell pursuant to the Offer and until the satisfaction or waiver of the New Financing Condition, no assurance can be given that the Offer will be completed.

In addition, subject to applicable law and as provided herein, the Offeror may, in its sole and absolute discretion, terminate, withdraw, amend or extend the Offer at any time prior to the announcement of whether it has decided to accept valid Offers to Sell pursuant to the Offer.

The Preferred Securities that are not successfully Offered for Sale and purchased pursuant to the Offer will remain outstanding after the Settlement Date.

Blocking of Preferred Securities held through Euroclear or Clearstream

When considering whether to participate in the Offer, Qualifying Holders should take into account that restrictions on the transfer of the Preferred Securities by Qualifying Holders will apply from the time of submission of a Tender Instruction. A Qualifying Holder or a relevant Direct Participant will, upon the submission of a Tender Instruction, agree that its Preferred Securities will be blocked in the Clearing System from the date the Tender Instruction is submitted until the earlier of (i) the time of settlement on the Settlement Date; (ii) the date of the termination of the Offer; (iii) the date on which the Tender Instruction is validly revoked, in the limited circumstances in which revocation of the Tender Instruction is permitted in accordance with the terms of the Offer; and (iv) in the case of any Preferred Securities that are not accepted by the Offeror for purchase, whether because they are deemed invalidly tendered or otherwise, the date that is the earliest reasonably practicable date by which the relevant Clearing System is informed that such Preferred Securities have not been accepted by the Offeror for purchase.

Fees, if any, which may be charged by the relevant Clearing System to the direct participant in connection with the blocking (or unblocking) of the Preferred Securities or otherwise must be borne by the direct participant or as otherwise agreed between the direct participant and the Qualifying Holder. For the avoidance of doubt, direct participants and Qualifying Holders shall have no recourse to the Offeror, the Dealer Managers or the Tender Agent or any of their respective affiliates with respect to such costs.

Other purchases or redemption of Preferred Securities

Whether or not the purchase of Preferred Securities pursuant to the Offer is completed, the Offeror or any of its affiliates may, to the extent permitted by applicable law, acquire (from time to time after the Offer) Preferred Securities other than pursuant to the Offer, including through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise. Such purchases may be on such terms and at such prices as the Offeror or the relevant affiliate may determine, which may be more or less than the Purchase Price to be paid pursuant to the Offer and could be for cash or other consideration or otherwise on terms more or less favourable than those contemplated by the Offer.

Responsibility for complying with the procedures of the Offer

Qualifying Holders are solely responsible for complying with all of the procedures of the Offer set out in this Tender Offer Memorandum. None of the Offeror, the Dealer Managers and/or the Tender Agent assumes any responsibility for informing Qualifying Holders relating to potential irregularities that may occur with respect to their participation in the Offer.

Qualifying Holders are advised to check with any Intermediary whether such Intermediary would require receipt of instructions to participate in the Offer before the deadlines specified in this Tender Offer Memorandum. The deadlines set by each Clearing System for the submission of Tender Instructions will also be earlier than the relevant deadlines specified in this Tender Offer Memorandum.

No recommendation has been made as to whether Qualifying Holders should tender Preferred Securities

The Purchase Price and any Distribution will not necessarily bear any relationship to the actual trading or other value of such Preferred Securities. Qualifying Holders should independently analyse the value of the Preferred Securities and make an independent assessment of the terms of the Offer. None of the Offeror, the Dealer Managers or the Tender Agent has expressed any opinion as to whether the terms of the Offer are fair. None of the Offeror, the Dealer Managers or the Tender Agent makes any recommendation that Qualifying Holders should tender their Preferred Securities or refrain from doing so pursuant to the Offer, and none of them has authorised anyone to make any such recommendation.

Liquidation Preference of the Preferred Securities

A Qualifying Holder whose Preferred Securities are accepted for purchase by the Offeror pursuant to the Offer and who, following purchase of the relevant Preferred Securities on the Settlement Date, continues to hold in its account with the relevant Clearing System further Preferred Securities in a nominal amount of less than €200,000 (being the liquidation preference of the Preferred Securities) (including as a result of any pro-ration), would need to purchase a nominal amount of Preferred Securities such that its holding amounts to at least €200,000 before such Preferred Securities may be traded in the Clearing Systems.

Acceptance on a pro-rata basis

If the Offeror decides to accept Preferred Securities for purchase pursuant to the Offer and in the event that valid Tender Instructions are received in respect of an aggregate nominal amount which is greater than the Acceptance Amount, such Tender Instructions will be accepted on a pro rata basis such that the aggregate nominal amount of Preferred Securities accepted for purchase is no greater than the Acceptance Amount.

Such pro rata allocations will be calculated in relation to the Preferred Securities by multiplying the aggregate nominal amount of the Preferred Securities represented by each validly submitted Tender Instruction by a factor equal to (i) the Acceptance Amount divided by (ii) the aggregate nominal amount of Preferred Securities validly tendered for purchase in the Offer (subject to adjustment to allow for the aggregate nominal amount of Preferred Securities accepted for purchase, following the rounding of the Tender Instructions as set under “Terms and Conditions of the Offer – Acceptance of Offer to Sell Preferred Securities and pro-ration”, to equal the Acceptance Amount).

Each tender of Preferred Securities scaled in this manner will be rounded down or up to the nearest €200,000 in nominal amount.

Compliance with Offer and Distribution Restrictions

Qualifying Holders are referred to the section headed “Offer and Distribution Restrictions” in this Tender Offer Memorandum and the representations, warranties, agreements, acknowledgements and undertakings set out in “Procedures for submitting Offers to Sell—Representations, warranties and undertakings by the Holders and Direct Participants”, which Qualifying Holders will be deemed to make upon the submission of a Tender Instruction. Non-compliance with these representations, warranties agreements, acknowledgements and undertakings could notably result in the Offer to Sell being invalid, the unwinding of exchanges and/or heavy penalties.

Terms for the New Preferred Securities are indicative only

Indicative terms for the New Preferred Securities will be available from the joint lead managers of the issue of the New Preferred Securities in advance of the pricing of the New Preferred Securities. However, Holders should note that any such terms are indicative only and are non-binding on the joint lead managers and the Offeror and that the terms for the New Preferred Securities will only be finalised at the time of pricing of the New Preferred Securities. Holders should further note that they will not be entitled to revoke their Tender Instructions as a result of the actual pricing of the New Preferred Securities, which is to be announced via Bloomberg following the pricing of the New Preferred Securities, whether or not this is consistent with, or differs from, the indicative terms available in advance of the pricing of the New Preferred Securities.

The New Preferred Securities will be offered outside the United States to non-U.S. persons, pursuant to the provisions of Regulation S. The New Preferred Securities will not be registered under the Securities Act or the securities laws of any state or other jurisdiction of the United States and may not be offered or sold in the United States or delivered, directly or indirectly, within the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from the registration requirements of the Securities Act. Any investment decision to purchase any New Preferred Securities should be made solely on the basis of the information contained in the Preliminary Offering Circular that will be made available to investors together with pricing details (when available).

The New Preferred Securities may not confer identical rights as the Preferred Securities

The conditions of the New Preferred Securities may differ and not be identical to the Conditions of the Preferred Securities. Therefore, there can be no assurance that the Holders accepting the Offer whom are allocated New Preferred Securities will, following receipt of such New Preferred Securities, receive the same yield as with the Preferred Securities.

The New Preferred Securities will be offered outside the United States to non-U.S. persons, pursuant to the provisions of Regulation S. The New Preferred Securities will not be registered under the Securities Act or the securities laws of any state or other jurisdiction of the United States and may not be offered or sold in the United States or delivered, directly or indirectly, within the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from the registration requirements of the Securities Act. Any investment decision to purchase any New Preferred Securities should be made solely on the basis of the information contained in the Preliminary Offering Circular that will be made available to investors together with pricing details (when available).

No assurance of priority allocation in New Preferred Securities

Whilst, when considering allocations of New Preferred Securities, the Offeror intends to give preference to those Holders who have, prior to the allocation of the New Preferred Securities, tendered (or have given a firm indication to the Offeror or any Dealer Manager that it intends to tender) their Preferred Securities pursuant to the Offer, it is not obliged to allocate New Preferred Securities to a Holder which has validly tendered or indicated an intention to tender Preferred Securities pursuant to the Offer. If any New Preferred Securities are allocated to a Holder which has validly tendered its Preferred Securities, the nominal amount of New Preferred Securities so allocated may be less or more than the nominal amount of Preferred Securities tendered by such Holder and accepted by the Offeror pursuant to the Offer. If a Holder validly tenders Preferred Securities pursuant to the Offer, such Preferred Securities will remain subject to such tender and the conditions of the Offer as set out in this Tender Offer Memorandum, including the blocking of such Preferred Securities, irrespective of whether that Holder receives all, part or none of any allocation of New Preferred Securities for which it has applied.

Holders should note that the pricing and allocation of the New Preferred Securities are expected to take place prior to the Expiration Time for the Offer and any Holder that wishes to subscribe for New Preferred Securities in addition to tendering existing Preferred Securities for purchase pursuant to the Offer should therefore provide, as soon as practicable, and prior to the allocation of the New Preferred Securities, to the Dealer Managers any indications of a firm intention to tender Preferred Securities for purchase pursuant to the Offer and the quantum of Preferred Securities that it intends to tender in order for this to be taken into account as part of the New Preferred Securities allocation process.

The New Preferred Securities will be offered outside the United States to non-U.S. persons, pursuant to the provisions of Regulation S. The New Preferred Securities will not be registered under the Securities Act or the securities laws of any state or other jurisdiction of the United States and may not be offered or sold in the United States or delivered, directly or indirectly, within the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from the registration requirements of the Securities Act. Any investment decision to purchase any New Preferred Securities should be made solely on the basis of the information contained in the Preliminary Offering Circular that will be made available to investors together with pricing details (when available).

No obligation to gross-up payments

All payments by or on behalf of the Offeror pursuant to the Offer will be made without withholding of or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any authority having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. If any withholding or deduction of such taxes, duties, assessments or governmental charges is required by law, the Offeror shall not be obliged to pay any additional amounts in connection with the Offer.

Responsibility to consult advisers

Qualifying Holders should consult their own accounting, financial, regulatory, tax and legal advisers regarding the suitability of participating in the Offer. Each Qualifying Holder must determine, based on its own independent review and such professional advice as it deems appropriate under the circumstances, that participation in the Offer is fully consistent with its financial needs, objectives and condition, complies and is fully consistent with all investment policies, guidelines and restrictions applicable to it and is a fit, proper and suitable investment for it. Qualifying Holders may not rely on the Offeror, the Dealer Managers, the Tender Agent or any action of their respective directors, officers, employees, agents or affiliates in connection with the determination as to the legality of its participation in the Offer or as to the other matters referred to above.

None of the Offeror, the Dealer Managers, the Tender Agent or any director, officer, employee, agent or affiliate of any such person, is acting for any Qualifying Holder, or will be responsible to any Qualifying Holder for providing any protections which would be afforded to its clients or for providing advice in relation to the Offer, and accordingly none of the Offeror, the Dealer Managers, the Tender Agent or any director, officer, employee, agent or affiliate of any such person, makes any recommendation as to whether Qualifying Holders should tender Preferred Securities in the Offer.

DEFINITIONS

“Acceptance Amount”

The aggregate nominal amount, if any, of Preferred Securities validly tendered that the Offeror wishes to accept for purchase pursuant to the Offer.

The relevant Acceptance Amount will be determined at the Offeror’s sole and absolute discretion.

“Clearing Systems”	Euroclear and Clearstream, Luxembourg.

“Clearing System Notice”	The “Deadlines and Corporate Event” form or similar form of notice to be sent by Euroclear and Clearstream, Luxembourg to Direct Participants on or about the date of this Tender Offer Memorandum informing Direct Participants of the procedures to be followed in order to participate in the Offer.

“Clearstream, Luxembourg”	Clearstream Banking S.A.

“CNMV”	The Spanish Comisión Nacional del Mercado de Valores.

“Dealer Managers”	Banco Santander, S.A. and Santander US Capital Markets LLC.

“Direct Participant”	Each direct account holder with any Clearing System and as shown in the records of such Clearing System as being a holder of Preferred Securities.

“Distribution”	Distributions accrued and unpaid (if any) on the Preferred Securities from (and including) the distribution payment date in respect of such Preferred Securities immediately preceding the Settlement Date to (but excluding) the Settlement Date, calculated in accordance with the terms and conditions of the Preferred Securities, unless distributions on the Preferred Securities for that period are cancelled.

“Distribution Payment”	With respect to any Preferred Securities validly Offered for Sale and accepted for purchase by the Offeror pursuant to the Offer, an amount in cash (rounded to the nearest €0.01, with €0.005 being rounded upwards) equal to the Distribution on such Preferred Securities.

“euro” or “€”	The currency introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty establishing the European Community, as amended.

“Euroclear”	Euroclear Bank SA/NV.

“Expiration Date”	15 May 2024 (or such later date as may be notified to the Qualifying Holders in exercise of the right of the Offeror to extend, terminate, withdraw or amend the terms and conditions of the Offer, as described herein under the heading “Extension, Termination and Amendment”).

“Expiration Time”	5.00 p.m. (CET) on the Expiration Date.

“Holder”	Unless the context otherwise requires, all references in this Tender Offer Memorandum to a Holder or holder of Preferred Securities include:

(i) each person who is shown in the records of the Clearing Systems as a holder of Preferred Securities; and

(ii) each beneficial owner of Preferred Securities which are held, directly or indirectly, in accounts in the name of a Direct Participant acting on the beneficial owner’s behalf,

except that for the purposes of any payment to a holder of Preferred Securities of the Tender Consideration, such payment will only be made by the Offeror to the Clearing Systems for onward payment to the relevant Direct Participant and the making of such payment by or on behalf of the Offeror to such Clearing System and by such Clearing System to the relevant Direct Participant will satisfy the obligations of the Offeror and such Clearing System, respectively, in respect of the payment of the Tender Consideration in respect of the Preferred Securities.

“Intermediary”	Any broker, dealer, bank, custodian, trust company, nominee or other Direct Participant or intermediary in any Clearing System through which any Preferred Securities are held on behalf of such Qualifying Holder.

“Launch Date”	7 May 2024.

“Maximum Acceptance Amount”	A maximum aggregate nominal amount of Preferred Securities expected to be equal to the aggregate nominal amount of the New Preferred Securities. The Maximum Acceptance Amount will be announced as soon as practicable after the pricing of the New Preferred Securities, subject to the right of the Offeror to increase or decrease such amount in its sole and absolute discretion.

“New Financing Condition”	Whether the Offeror will accept for purchase any Preferred Securities validly tendered in the Offer is subject, without limitation, to (unless such condition is waived by the Offeror in its sole and absolute discretion) the successful completion (in the sole determination of the Offeror) of the issue of the New Preferred Securities.

“New Preferred Securities”	The new euro denominated Perpetual Non-Cumulative Additional Tier 1 Preferred Securities which the Offeror has announced its intention to issue subject to market conditions. The New Preferred Securities will be offered outside the United States to non-U.S. persons, pursuant to the provisions of Regulation S. The New Preferred Securities will not be registered under the Securities Act or the securities laws of any state or other jurisdiction of the United States and may not be offered or sold in the United States or delivered, directly or indirectly, within the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from the registration requirements of the Securities Act. Any investment decision to purchase any New Preferred Securities should be made solely on the basis of the information contained in the Preliminary Offering Circular that will be made available to investors together with pricing details (when available).

“Notifying News Service”	Bloomberg, Reuters, IIIA and/or such other recognised news service or services as selected by the Offeror.

“Offer”	The invitation by the Offeror to Holders (subject to the “Offer and Distribution Restrictions”) to tender their Preferred Securities for purchase by the Offeror for cash, on the terms and subject to the conditions set out in this Tender Offer Memorandum.

“Offeror”	Banco Santander, S.A.

“Offer Period”	The period beginning on the Launch Date and expiring at the Expiration Time.

“Offer to Sell”	A Tender Instruction validly completed and submitted by or on behalf of a Qualifying Holder to the Tender Agent through and in accordance with the procedures described under “Procedures for Submitting Offers to Sell” constituting a binding offer to sell the Preferred Securities held by such Qualifying Holder to the Offeror (and references in this document to “Offered for Sale” and similar references shall be construed accordingly).

“Preferred Securities”	€1,500,000,000 4.75 per cent. Non-Step-Up Non-Cumulative Contingent Convertible Perpetual Preferred Tier 1 Securities (ISIN: XS1793250041).

“Purchase Price”	The price (expressed as a percentage of the nominal amount of the Preferred Securities accepted for purchase pursuant to the Offer) at which the Offeror will purchase any Preferred Securities validly Offered for Sale and accepted for purchase by the Offeror pursuant to the Offer, being 100 per cent.

“Qualifying Holder”	Has the meaning ascribed to it in “Procedures for Submitting Offers to Sell – Eligibility Criteria”.

“Sanctions Authority”

Each of:

(i) the United States government;

(ii)  the United Nations;

(iii)  the European Union (or any of its member states);

(iv) the United Kingdom government;

(v)   any other equivalent governmental or regulatory authority, institution or agency which administers economic, financial or trade sanctions; or

(vi) the respective governmental institutions and agencies of any of the foregoing including, without limitation, the Office of Foreign Assets Control of the US Department of the Treasury, the United States Department of State, the United States Department of Commerce and His Majesty’s Treasury.

“Sanctions Restricted Person”

Each person or entity (a “Person”):

(i) located, organised or resident in a country or territory that is, or whose government is, the subject or the target of sanctions administered or enforced by any Sanctions Authority (including, without limitation, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea and Syria);

(ii)  that is, or is directly or indirectly owned or controlled by a Person that is, described or designated in (a) the most current “Specially Designated Nationals and Blocked Persons” list (which as of the date hereof can be found at: https://www.treasury.gov/ofac/downloads/sdnlist.pdf) or (b) the Foreign Sanctions Evaders List (which as of the date hereof can be found at: http://www.treasury.gov/ofac/downloads/fse/fselist.pdf) or (c) the most current “Consolidated list of persons, groups and entities subject to EU financial sanctions” (which as of the date hereof can be found at: https://data.europa.eu/data/datasets/consolidated-list-of-persons-
groups-and-entities-subject-to-eu-financial-sanctions?locale=en) or (d) the most current “UK sanctions list” (which as of the date hereof can be found at: https://www.gov.uk/government/publications/the-uk-sanctions-list); or

(iii)  that is otherwise the subject of any sanctions administered or enforced by any Sanctions Authority.

“Settlement Date”	Expected to be 20 May 2024 (subject to the right of the Offeror to extend, terminate, withdraw or amend the terms and conditions of the Offer, as described herein under the heading “Extension, Termination and Amendment”).

“Tender Agent”	Kroll Issuer Services Limited.

“Tender Consideration”	Has the meaning given in “Terms and Conditions of the Offer – Tender Consideration”.

“Tender Instruction”	The electronic tender and blocking instruction in the form specified in the Clearing System Notice for submission by, or on behalf of, a Qualifying Holder to the Tender Agent via the Clearing System, and in accordance with the requirements of such Clearing System.

“Tender Offer Memorandum”	This Tender Offer Memorandum dated 7 May 2024.

TERMS AND CONDITIONS OF THE OFFER

Rationale for the Offer

The rationale for the Offer is to efficiently manage the Offeror’s Tier 1 capital position and optimise the liquidity and debt maturity profile of the Offeror. Preferred Securities purchased by the Offeror pursuant to the Offer will be cancelled and will not be re-issued or re-sold. Preferred Securities which have not been validly submitted and accepted for purchase pursuant to the Offer will remain outstanding.

The Offer

On the terms and subject to the conditions (including the New Financing Condition) contained in this Tender Offer Memorandum, the Offeror invites the Qualifying Holders of the Preferred Securities to tender their Preferred Securities for purchase by the Offeror in consideration for payment of the Tender Consideration referred to below.

Preferred Securities purchased by the Offeror pursuant to the Offer will be cancelled by the Offeror. Preferred Securities which have not been validly submitted or validly submitted but not accepted for purchase pursuant to the Offer will remain outstanding.

Subject to satisfaction or waiver of the New Financing Condition and the right of the Offeror to extend, terminate, withdraw or amend the terms and conditions of the Offer, as described herein, the Offeror will purchase for cash Preferred Securities validly Offered for Sale by Qualifying Holders and accepted by the Offeror. The Offeror intends, subject to satisfaction or waiver of the New Financing Condition, to purchase Preferred Securities validly Offered for Sale up to the Maximum Acceptance Amount and subject to the right of the Offeror to accept or reject valid Offers to Sell in its sole and absolute discretion.

Until the Offeror announces the final aggregate nominal amount of Preferred Securities accepted for purchase, no assurance can be given that any Offers to Sell will be accepted. The acceptance of any Offers to Sell is at the sole and absolute discretion of the Offeror and the Offeror reserves the absolute right not to accept any Offers to Sell.

Preferred Securities may only be Offered for Sale in multiples of €200,000, being the liquidation preference of the Preferred Securities.

Offer Period

The Offer will commence on 7 May 2024 and will end at 5.00 p.m. (CET) on 15 May 2024 unless extended, withdrawn, amended or terminated by the Offeror, in which case an announcement to that effect will be made by the Offeror by way of communication to the CNMV and announcements distributed through the Clearing Systems and will also be disseminated to U.S. holders in English. Announcements may also be made by issue of a press release to one or more Notifying News Service(s).

Qualifying Holders are invited to Offer to Sell their Preferred Securities during the Offer Period.

Qualifying Holders are advised to check with any Intermediary through which they hold their Preferred Securities as to the deadlines by which such Intermediary would require receipt of instructions from Qualifying Holders to participate in, or (in the limited circumstances in which revocation is permitted) to revoke their instructions to participate in, the Offer in accordance with the terms and conditions of the Offer as described in this Tender Offer Memorandum in order to meet the deadlines for tender or, as the case may be, revocation (which will be earlier than the deadlines set out in this Tender Offer Memorandum) and the corresponding deadlines set by the Clearing Systems.

Purchase Price

The Purchase Price shall (subject to satisfaction or waiver of the New Financing Condition) be 100 per cent. of the nominal amount of the Preferred Securities accepted for purchase pursuant to the Offer (i.e., €200,000 per €200,000 in nominal amount of Preferred Securities accepted for purchase).

Tender Consideration

The consideration (the “Tender Consideration”) payable, subject to satisfaction or waiver of the New Financing Condition, on the Settlement Date to a Qualifying Holder whose Preferred Securities are validly Offered for Sale and accepted for purchase by the Offeror pursuant to the Offer will be an amount in euro equal to the sum of:

(i)	the product of (x) the Purchase Price and (y) the nominal amount of the relevant Preferred Securities; and

(ii)	the Distribution Payment in respect of such Preferred Securities,

rounded, if necessary, to the nearest €0.01, with €0.005 being rounded upwards.

Acceptance of Offer to Sell Preferred Securities and pro-ration

Until the Offeror announces the final aggregate nominal amount of Preferred Securities accepted for purchase, no assurance can be given that any Preferred Securities validly Offered for Sale pursuant to the Offer will be accepted. Even if the New Financing Condition is satisfied, the acceptance of any Preferred Securities validly Offered for Sale is at the sole and absolute discretion of the Offeror and the Offeror reserves the absolute right not to accept any Preferred Securities validly Offered for Sale pursuant to the Offer.

If the Offeror decides to accept Preferred Securities for purchase pursuant to the Offer and in the event that valid Tender Instructions are received in respect of an aggregate nominal amount of Preferred Securities which is greater than the Acceptance Amount, such Tender Instructions will be accepted on a pro rata basis such that the aggregate nominal amount of Preferred Securities accepted for purchase is no greater than the Acceptance Amount.

Such pro rata allocations will be calculated in relation to the Preferred Securities by multiplying the aggregate nominal amount of the Preferred Securities represented by each validly submitted Tender Instruction by a factor equal to (i) the Acceptance Amount divided by (ii) the aggregate nominal amount of Preferred Securities validly tendered for purchase in the Offer.

Each tender of Preferred Securities scaled in this manner will be rounded down or up to the nearest €200,000 in nominal amount.

In addition, in the event of any such scaling of tenders the Offeror will use reasonable endeavours to apply pro rata scaling (to the extent practicable, and adjusted as may be applicable) to each valid tender of Preferred Securities in such a manner as will result in both:

(A)

(i) the relevant Qualifying Holder transferring Preferred Securities to the Offeror in an aggregate nominal amount of at least the liquidation preference of the Preferred Securities (being €200,000) (unless the relevant Tender Instruction is rejected in its entirety, as described in sub-paragraph (y) below) or (ii) if following the application of pro-rata scaling, the nominal amount of Preferred Securities otherwise due to be accepted for purchase from a Qualifying Holder pursuant to a Tender Instruction would be less than €200,000, the Offeror may in its sole and absolute discretion choose to (x) accept at least €200,000, being the liquidation preference of the Preferred Securities or (y) reject the relevant Tender Instruction in its entirety; and

(B)

the relevant Qualifying Holder’s residual amount of Preferred Securities (being the nominal amount of the Preferred Securities the subject of the relevant Tender Instruction that are not accepted for purchase by virtue of such scaling) amounting to, in each case, either (i) at least €200,000 or (ii) zero.

The Offeror therefore reserves the right (but shall not be obliged) to adjust the pro-rata scaling applicable to any relevant Tender Instruction accordingly.

Maximum Acceptance Amount

The Offeror proposes to accept Preferred Securities for purchase up to the Maximum Acceptance Amount on the terms and subject to the conditions (including the satisfaction or waiver of the New Financing Condition) contained in this Tender Offer Memorandum (although the Offeror reserves the right, in its sole and absolute discretion and for any reason, to increase or decrease the Maximum Acceptance Amount).

For the avoidance of doubt, the Offeror will determine the Acceptance Amount in its sole and absolute discretion.

New Preferred Securities and New Financing Condition

The Offeror announced on 7 May 2024 its intention, subject to market conditions, to issue the New Preferred Securities. Whether the Offeror will accept for purchase any Preferred Securities validly tendered in the Offer is subject, without limitation, to satisfaction (or waiver by the Offeror) of the New Financing Condition.

The New Preferred Securities will be offered outside the United States to non-U.S. persons, pursuant to the provisions of Regulation S. The New Preferred Securities will not be registered under the Securities Act or the securities laws of any state or other jurisdiction of the United States and may not be offered or sold in the United States or delivered, directly or indirectly, within the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from the registration requirements of the Securities Act.

Any investment decision to purchase any New Preferred Securities should be made solely on the basis of the information contained in the Preliminary Offering Circular that will be made available to investors together with pricing details (when available). The Offeror will, following completion of the offering, file an offering circular (the “Offering Circular”) with the Irish Stock Exchange plc, trading as Euronext Dublin (“Euronext Dublin”) for the Preferred Securities to be admitted to the Official List and trading on the Global Exchange Market of Euronext Dublin. Once approved, it will be made available on the website of the Offeror (www.santander.com) and Euronext Dublin (https://live.euronext.com/). No reliance is to be placed on any representations other than those contained in the Preliminary Offering Circular and Offering Circular.

Compliance information for the New Preferred Securities: EEA MiFID II professionals / ECPs-only / No EEA PRIIPs KID – Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No EEA PRIIPs key information document (KID) has been prepared as not available to retail in EEA. See the Preliminary Offering Circular and Offering Circular for further information.

No action has been or will be taken in any jurisdiction in relation to the New Preferred Securities to permit a public offering of securities.

This document does not constitute a “prospectus” for the purposes of EU Regulation 2017/1129 or EU Regulation 2017/1129 as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended (the “EUWA”).

Priority Allocation of the New Preferred Securities

When considering allocation of the New Preferred Securities, the Offeror intends to give preference to those Holders who, prior to such allocation, have validly tendered (or have given a firm indication to the Offeror or the Dealer Managers that they intend to tender) their Preferred Securities pursuant to the Offer. Therefore, a Holder who wishes to subscribe for New Preferred Securities in addition to tendering its Preferred Securities for purchase pursuant to the Offer may receive, at the sole and absolute discretion of the Offeror, priority in the allocation of the New Preferred Securities, subject to the issue of the New Preferred Securities and such Holder making a separate application for the purchase of such New Preferred Securities. However, the Offeror is not obliged to allocate the New Preferred Securities to a Holder who has validly tendered or indicated a firm intention to tender the Preferred Securities pursuant to the Offer and, if New Preferred Securities are allocated, the nominal amount thereof may be different than the nominal amount of Preferred Securities tendered by such Holder and accepted by the Offeror pursuant to the Offer. Any such allocation will also, among other factors, take into account the liquidation preference of the New Preferred Securities (being €200,000).

Except as set forth above, all allocations of the New Preferred Securities will be made in accordance with customary new issue allocation processes and procedures. In the event that a Holder validly tenders Preferred Securities pursuant to the Offer, such Preferred Securities will remain subject to such tender and the conditions of the Offer as set out in this Tender Offer Memorandum irrespective of whether that Holder receives all, part or none of any allocation of New Preferred Securities for which it has applied.

Holders should note that the pricing and allocation of the New Preferred Securities are expected to take place prior to the Expiration Time for the Offer and any Holder that wishes to subscribe for New Preferred Securities in addition to tendering existing Preferred Securities for purchase pursuant to the Offer should therefore provide, as soon as practicable, and prior to the allocation of the New Preferred Securities, to the Dealer Managers any indications of a firm intention to tender Preferred Securities for purchase pursuant to the Offer and the quantum of Preferred Securities that it intends to tender in order for this to be taken into account as part of the New Preferred Securities allocation process.

The New Preferred Securities will not be registered under the Securities Act or the securities laws of any state or other jurisdiction of the United States and may not be offered or sold in the United States or delivered, directly or indirectly, within the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from the registration requirements of the Securities Act. Any investment decision to purchase any New Preferred Securities should be made solely on the basis of the information contained in the Preliminary Offering Circular that will be made available to investors together with pricing details (when available). The New Preferred Securities will be offered outside the United States to non-U.S. persons, pursuant to the provisions of Regulation S.

Announcements

The Offeror will announce the Maximum Acceptance Amount for the Offer as soon as reasonably practicable following pricing of the New Preferred Securities.

The Offeror will announce the final results the Offer as soon as reasonably practicable after the Expiration Time. The Offeror currently expects to make such announcement on 16 May 2024.

Such announcement will specify (i) whether the Offeror will (subject to satisfaction or waiver of the New Financing Condition) accept any Preferred Securities pursuant to the Offer and, if so accepted, (ii) the Settlement Date, Acceptance Amount, the pro-ration factor (if any) and the nominal amount of Preferred Securities that will remain outstanding after the Settlement Date.

Such information will be notified to Holders by way of communication to the CNMV and announcements distributed through the Clearing Systems. Announcements and notices will also be disseminated to U.S. holders in English. Announcements may also be made by issue of a press release to one or more Notifying News Service(s). Absent manifest error, such announcements shall be final and binding on the Offeror and Holders.

Settlement

The Settlement Date for the Offer is expected to be 20 May 2024, subject to satisfaction or waiver of the New Financing Condition and the right of the Offeror to amend or vary the terms of (including the timetable for) the Offer.

On the Settlement Date, subject to satisfaction or waiver of the New Financing Condition, the Offeror will purchase the Preferred Securities validly Offered for Sale and accepted for purchase by the Offeror pursuant to the Offer, and will pay (or procure the payment of) the aggregate Tender Consideration in the manner provided below.

For the purposes of settlement of the Offer on the Settlement Date, any pro-ration factors in respect of the Preferred Securities accepted for purchase pursuant to the Offer will be calculated by, or on behalf of, the Offeror. Such calculation will, absent manifest error, be conclusive and binding on all Qualifying Holders.

Payment

Subject to the above, the Offeror will pay (or procure payment of) the aggregate Tender Consideration payable to Qualifying Holders whose Preferred Securities are purchased by the Offeror pursuant to the Offer to (or to the order of) the Clearing Systems on the Settlement Date, for onward payment by the Clearing Systems to Direct Participants for further dissemination to the relevant Qualifying Holders.

Payment of the Tender Consideration by (or on behalf of) the Offeror to (or to the order of) the Clearing Systems on the Settlement Date will discharge the obligations of the Offeror in relation to such payment, and Qualifying Holders must thereafter look solely to the relevant Clearing System, Direct Participant and (if applicable) other Intermediary through which they hold their Preferred Securities. The Offeror will not be liable for any failure or delay in transmission of relevant amounts by the Clearing Systems, Direct Participants or any Intermediary to the beneficial owner of such Preferred Securities, and no amount of interest or any other amount will be payable by the Offeror in respect of any such failure or delay.

Unblocking of Preferred Securities

Any Preferred Securities Offered for Sale which are not accepted for purchase by the Offeror (including if the Offer is terminated or withdrawn) will be unblocked in the relevant Clearing System as soon as reasonably practicable after the Offeror confirms that it has not accepted the same for purchase pursuant to the Offer.

Governing Law and Jurisdiction

The Offer, each Tender Instruction and any purchase by the Offeror of Preferred Securities pursuant to the Offer, and any non-contractual obligations arising out of or in connection with any of the foregoing, shall be governed by, and construed in accordance with, English law.

The Offeror and each Qualifying Holder who submits (or arranges the submission on its behalf of) an Offer to Sell irrevocably and unconditionally submits to the exclusive jurisdiction of the English courts in connection with any disputes which may arise out of or in connection with the Offer and, accordingly, any suit, action or proceedings arising out of or in connection with the foregoing shall be brought in such courts.

Announcements

Announcements and notices to be given to Qualifying Holders in connection with the Offer will be made (i) by way of communication to the CNMV and (ii) by the delivery of notices to the Clearing Systems for communication to Direct Participants. Announcements and notices will also be disseminated to U.S. holders in English. Announcements may also be made by issue of a press release to one or more Notifying News Service(s). Copies of all such announcements, press releases and notices can also be obtained upon request from the Tender Agent.

EXTENSION, TERMINATION AND AMENDMENT

Notwithstanding any other provision of the Offer, the Offeror may, subject to applicable laws, at its option and in its sole and absolute discretion, at any time before any acceptance for purchase by it of any valid tenders of Preferred Securities pursuant to the Offer:

(a)

extend the Expiration Time for, or re-open, the Offer (in which case all references in this Tender Offer Memorandum to “Expiration Time” shall be to the latest time and date to which such Expiration Time has been so extended or the Offer re-opened);

(b)

otherwise extend, re-open or amend the Offer in any respect (including, but not limited to, any increase, decrease, extension, re-opening or amendment, as applicable, in relation to the Expiration Time, the Settlement Date, the Maximum Acceptance Amount, the New Financing Condition and/or the Purchase Price);

(c)	delay the acceptance of Tender Instructions validly submitted in the Offer until satisfaction or waiver of the terms and conditions to the Offer, even if the Offer has expired; or

(d)

terminate the Offer, including but not limited to where the New Financing Condition has not been satisfied or waived and including with respect to Tender Instructions submitted before the time of such termination.

The Offeror will ensure an announcement is made of any such extension, amendment, termination or re-opening as soon as is reasonably practicable after the relevant decision is made.

If the Offeror terminates the Offer, any Preferred Securities Offered for Sale will not be purchased and will be unblocked in the relevant Clearing System as soon as reasonably practicable.

Revocation Rights

If at any time before the acceptance by the Offeror of any Offer to Sell, the Offeror amends the Offer in any way that, in the opinion of the Offeror (in consultation with the Dealer Managers) acting in good faith, is materially prejudicial to Qualifying Holders that have submitted Tender Instructions, then the announcement of such amendment shall contain a statement to that effect and such Tender Instructions may be revoked at any time from the date and time of the announcement of such amendment until the deadline mentioned in such announcement (which shall be not less than 48 hours after the time of the announcement but shall be subject to any earlier deadlines required by the Clearing Systems and any Intermediary through which Qualifying Holders hold their Preferred Securities).

For the avoidance of doubt, any extension or re-opening of the Offer (including any amendment in relation to the Expiration Time and/or Settlement Date) in accordance with the terms of the Offer as described in this section “Extension, Termination and Amendment” shall not be considered materially prejudicial to Qualifying Holders that have submitted Tender Instructions except that a postponement of the Settlement Date by more than 20 calendar days after the expected Settlement Date of 20 May 2024 will be considered materially prejudicial.

Any Qualifying Holder wishing to exercise any right of revocation as set out above should do so by delivering, or arranging to have delivered on their behalf, an electronic revocation instruction directly to the Clearing System where the Preferred Securities are held in accordance with the applicable procedures of such Clearing System, indicating the Qualifying Holder’s intention to revoke its Offer to Sell, to be received by the Tender Agent prior to the deadline for revocation.

Qualifying Holders who wish to revoke their Tender Instruction in circumstances in which they are permitted to do so are advised to check with any Intermediary through which they hold their Preferred Securities as to the deadline for receipt by such Intermediary of instructions to revoke any Offer to Sell in order to allow sufficient time for transmission of the revocation instruction to the Tender Agent by the deadline for revocation.

For the avoidance of doubt, any Qualifying Holder who does not exercise any such right of revocation in the circumstances and in the manner specified above by the relevant deadline shall be deemed to have waived such right of revocation and its original Tender Instruction will remain effective in respect of the Offer as amended.

PROCEDURES FOR SUBMITTING OFFERS TO SELL

Qualifying Holders are advised to check with any Intermediary through which they hold their Preferred Securities as to the deadline by which such Intermediary will require receipt of instructions to participate in the Offer, in order to meet the corresponding deadlines set by the Clearing System. None of the Offeror, the Dealer Managers or the Tender Agent shall be responsible for any failure by the Qualifying Holders or any Intermediary to take any such action in a timely manner and/or in compliance with all applicable rules, conditions or requirements of any such Intermediary resulting in the procedure for the Offer not being complied with by the relevant deadlines.

1	Procedure Rules

A Qualifying Holder wishing to participate in the Offer must submit, or arrange for a Direct Participant to submit on its behalf, a duly completed Tender Instruction in respect of its Preferred Securities to be Offered for Sale, to be received by the Tender Agent prior to the Expiration Time. Qualifying Holders should check with any Intermediary through which they hold their Preferred Securities by what deadline such Intermediary will require instructions from such Qualifying Holder in order that an Offer to Sell in respect of the relevant Preferred Securities is received by the Tender Agent prior to the Expiration Time; such deadline will be earlier than those set out in this Tender Offer Memorandum.

Preferred Securities may only be Offered for Sale in multiples of €200,000, being the liquidation preference of the Preferred Securities.

By submitting their orders to the Clearing System in accordance with the applicable procedures of that Clearing System, Qualifying Holders or, to the extent that such Qualifying Holders are not Direct Participants in a Clearing System, the Direct Participant on their behalf, will be deemed to have agreed that the Clearing System may reveal their identity to the Tender Agent and for the Tender Agent to share that information with the Offeror, the Dealer Managers and their respective legal advisers.

The submission of Preferred Securities for tender by a Qualifying Holder will be deemed to have occurred upon receipt by the Tender Agent, via the Clearing System, of a valid Tender Instruction in accordance with the requirements of such Clearing System. The receipt of such Tender Instruction will be acknowledged by the Clearing System in accordance with the standard practices of such Clearing System and will result in the blocking of Preferred Securities in the Clearing System so that no transfers may be effected in relation to such Preferred Securities.

Holders must take the appropriate steps through the relevant Clearing System so that no transfers may be effected in relation to such blocked Preferred Securities at any time after the date of submission of such Tender Instruction, in accordance with the requirements of the relevant Clearing System and the deadlines required by such Clearing System.

Only Direct Participants may submit Tender Instructions. Each Holder that is not a Direct Participant must arrange for the Direct Participant through which such Holder holds its Preferred Securities to submit a valid Tender Instruction on its behalf to the relevant Clearing System before the deadlines specified by the relevant Clearing System.

2	Eligibility Criteria

The Offer is only made to Holders who are Qualifying Holders. Any person who is not a Qualifying Holder may not participate in the Offer.

A “Qualifying Holder” is a Holder who:

(1)	is not a Sanctions Restricted Person;

(2)	either

(i)	it is the beneficial owner of the Preferred Securities being tendered in the Offer; or

(ii)	it is acting on behalf of the beneficial owner of the Preferred Securities being tendered in the Offer on a non-discretionary basis and has been duly authorised to so act;

(3)

if it is resident or located in the United Kingdom, is a person falling within Article 19 or 43 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or is a person to whom the Offer can otherwise lawfully be made in circumstances in which section 21(1) of the Financial Services and Markets Act 2000 does not apply;

(4)

it is not located or resident in France or, if it is located or resident in France, it is a qualified investor (investisseur qualifié), as defined and in accordance with Article L.411-2 of the French Code monétaire et financier as amended from time to time, and Article 2(e) of the Prospectus Regulation;

(5)

it is not located or resident in Italy or, if it is located in Italy, it is an authorised person or is tendering Preferred Securities through an authorised person (such as an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Legislative Decree No. 58 of 24 February 1998, as amended, Commissione Nazionale per le Società e la Borsa (“CONSOB”) Regulation No. 20307 of 13 February 2018, as amended from time to time, and Legislative Decree No. 385 of 1 September 1993, as amended) and in compliance with applicable laws and regulations or with requirements imposed by CONSOB or any other Italian authority; and

(6)	it is otherwise a person to whom it is lawful to make an invitation pursuant to the Offer and from whom to accept an Offer to Sell.

3	Miscellaneous

(a)	Each Qualifying Holder is responsible for arranging the timely delivery of any Tender Instruction to the Tender Agent.

(b)

Qualifying Holders wishing to participate in the Offer and who need assistance with respect to the procedure relating to participation in the Offer should contact the Tender Agent, the contact details of which appear at the end of this Tender Offer Memorandum.

4	Representations, warranties and undertakings by the Holders and Direct Participants

By submitting a valid Tender Instruction to the relevant Clearing System in accordance with the standard procedures of such Clearing System, each Holder whose Preferred Securities are the subject of such Tender Instruction shall, and any Direct Participant submitting such Tender Instruction on behalf of such Holder(s) shall in respect of itself and each such Holder, be deemed to agree, and acknowledge, represent, warrant and undertake, to the Offeror, the Dealer Managers and the Tender Agent the following at the time of submission of the Tender Instruction, the Expiration Time and the time of settlement on the Settlement Date (if a Holder or Direct Participant on behalf of any Holder is unable to make any such agreement or acknowledgement or give any such representation, warranty or undertaking, such Holder or Direct Participant should contact the Tender Agent immediately):

(a)

it has received the Tender Offer Memorandum, and has reviewed and accepts the offer and distribution restrictions, terms, conditions, risk factors and other considerations of the Offer, all as described in this Tender Offer Memorandum, and has undertaken an appropriate analysis of the implications of the Offer without reliance on the Offeror, the Dealer Managers or the Tender Agent or any of their respective directors, officers, employees, agents or affiliates;

(b)

by blocking the relevant Preferred Securities in the relevant Clearing System, it will be deemed to consent, in the case of a Direct Participant, to have such Clearing System provide details concerning its identity to the Tender Agent (and for the Tender Agent to provide such details to the Offeror, the Dealer Managers and to their respective legal advisers);

(c)

upon the terms and subject to the conditions of the Offer, it tenders for purchase in the Offer the nominal amount of Preferred Securities blocked in its account in the relevant Clearing System and, subject to and effective on such purchase by the Offeror), it renounces all right, title and interest in and to all such Preferred Securities purchased by or at the direction of the Offeror and waives and releases any rights or claims it may have against the Offeror with respect to any such Preferred Securities and the Offer;

(d)

if the Preferred Securities tendered for purchase are accepted by the Offeror it acknowledges that (i) the Tender Consideration in respect of such Preferred Securities will be paid in euro, (ii) such cash amounts will be deposited by or on behalf of the Offeror with the Clearing Systems on the Settlement Date (which will discharge the obligations of the Offeror in respect of the payment of such Tender Consideration) and (iii) on receipt of such cash amounts, the Clearing Systems will make payments promptly to the accounts in the Clearing Systems of the relevant Holders;

(e)

it agrees to ratify and confirm each and every act or thing that may be done or effected by the Offeror, any of its directors or any person nominated by the Offeror in the proper exercise of his or her powers and/or authority hereunder;

(f)

it agrees to do all such acts and things as shall be necessary and execute and deliver any additional documents deemed by the Offeror to be desirable, in each case to complete the transfer of the relevant Preferred Securities to the Offeror or its nominee against payment to it of the Tender Consideration for such Preferred Securities and/or to perfect any of the authorities expressed to be given hereunder;

(g)

it has observed the laws of all relevant jurisdictions; obtained all requisite governmental, exchange control or other required consents; complied with all requisite formalities; and paid any issue, transfer or other taxes or requisite payments due from it in each respect in connection with any offer or acceptance in any jurisdiction and that it has not taken or omitted to take any action in breach of the terms of the Offer or which will or may result in the Offeror, the Dealer Managers, the Tender Agent or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Offer;

(h)

all authority conferred or agreed to be conferred pursuant to its acknowledgements, agreements, representations, warranties and undertakings, and all of its obligations shall be binding upon its successors, assigns, heirs, executors, trustees in bankruptcy and legal representatives, and shall not be affected by, and shall survive, its death or incapacity;

(i)

no information has been provided to it by the Offeror, the Dealer Managers or the Tender Agent, or any of their respective directors, officers, employees, agents or affiliates, with regard to the tax consequences for Holders arising from the purchase of Preferred Securities by the Offeror pursuant to the Offer and the receipt by the Holder of the Tender Consideration, and it acknowledges that it is solely liable for any taxes and similar or related payments imposed on it under the laws of any applicable jurisdiction as a result of its participation in the Offer and agrees that it will not and does not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against the Offeror, the Dealer Managers or the Tender Agent, or any of their respective directors, officers or employees, or any other person in respect of such taxes and payments;

(j)

it has had access to such financial and other information concerning the Preferred Securities, and has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisers, as it deems necessary or appropriate in order to make an informed decision with respect to its tendering of Preferred Securities for purchase in the Offer; it is not relying on any communication (written or oral) made by any party involved in the Offer or any such party’s affiliates as constituting a recommendation to tender Preferred Securities in the Offer; and it is able to bear the economic risks of participating in the Offer;

(k)

it is not a Sanctions Restricted Person or otherwise a person to whom it is unlawful to make an invitation pursuant to the Offer under applicable securities laws, it has not distributed or forwarded this Tender Offer Memorandum or any other documents or materials relating to the Offer to any such person(s) and it has (before submitting, or arranging for the submission on its behalf, as the case may be, of the Tender Instruction in respect of the Preferred Securities it is Offering for Sale) complied with all laws and regulations applicable to it for the purposes of its participation in the Offer;

(l)	either

(i)	it is the beneficial owner of the Preferred Securities being tendered in the Offer; or

(ii)	it is acting on behalf of the beneficial owner of the Preferred Securities being tendered in the Offer on a non-discretionary basis and has been duly authorised to so act;

(m)

it is not located or resident in the United Kingdom or, if it is located or resident in the United Kingdom, it is a person falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Promotion Order) or within Article 43 of the Financial Promotion Order, or to whom this Tender Offer Memorandum and any other documents or materials relating to the Offer may otherwise lawfully be communicated in accordance with the Financial Promotion Order;

(n)

it is not located or resident in France or, if it is located or resident in France, it is a qualified investor (investisseur qualifié), as defined and in accordance with Article L.411-2 of the French Code monétaire et financier as amended from time to time, and Article 2(e) of the Prospectus Regulation;

(o)

it is not located or resident in Italy or, if it is located in Italy, it is an authorised person or is tendering Preferred Securities through an authorised person (such as an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Legislative Decree No. 58 of 24 February 1998, as amended, Commissione Nazionale per le Società e la Borsa (“CONSOB”) Regulation No. 20307 of 15 February 2018, as amended from time to time, and Legislative Decree No. 385 of 1 September 1993, as amended) and in compliance with applicable laws and regulations or with requirements imposed by CONSOB or any other Italian authority;

(p)

it has full power and authority to tender the Preferred Securities it has tendered in the Offer and, if such Preferred Securities are accepted for purchase by the Offeror such Preferred Securities will be transferred to, or to the order of, the Offeror with full title free from all liens, charges and encumbrances, not subject to any adverse claim and together with all rights attached to such Preferred Securities, and it will, upon request, execute and deliver any additional documents and/or do such other things deemed by the Offeror to be necessary or desirable to complete the transfer and cancellation of such Preferred Securities or to evidence such power and authority;

(q)

it holds and will hold, until the time of settlement on the Settlement Date (or such earlier time and date as the Offeror may announce that the Offer are terminated and/or that such Preferred Securities have not been accepted for purchase), the Preferred Securities blocked in the relevant Clearing System and, in accordance with the requirements of, and by the deadline required by, such Clearing System, it has submitted, or has caused to be submitted, a Tender Instruction to such Clearing System to authorise the blocking of the tendered Preferred Securities with effect on and from the date of such submission so that, at any time pending the transfer of such Preferred Securities on the Settlement Date to the Offeror, or to its agent on its behalf (or, if earlier, the release of such Preferred Securities on the date of the termination of the Offer (including where such Preferred Securities are not accepted by the Offeror for purchase) or the date on which the Tender Instruction is validly revoked, in the limited circumstances in which revocation of the Tender Instruction is permitted in accordance with the terms of the Offer) no transfers of such Preferred Securities may be effected;

(r)

the terms and conditions of the Offer shall be deemed to be incorporated in, and form a part of, the Tender Instruction which shall be read and construed accordingly, and that the information given by or on behalf of such Holder in the Tender Instruction is true and will be true in all respects at the time of the purchase of the Preferred Securities tendered on the Settlement Date;

(s)

it accepts (i) that the Offeror is under no obligation to accept tenders of Preferred Securities for purchase pursuant to the Offer, and accordingly such tender may be accepted or rejected by the Offeror in its sole and absolute discretion and for any reason and (ii) that settlement of the Offer is conditional upon, in the sole and absolute discretion of the Offeror, the satisfaction (or waiver by the Offeror) of the New Financing Condition;

(t)	it is a person to whom it is lawful to make an invitation pursuant to the Offer and from whom to accept an Offer to Sell;

(u)

it acknowledges that the Offeror, the Dealer Managers and the Tender Agent will rely upon the truth and accuracy of the foregoing acknowledgements, agreements, representations, warranties and undertakings and it shall indemnify the Offeror, the Dealer Managers and the Tender Agent against any and all losses, costs, claims, liabilities, expenses, charges, actions, and/or demands which any of them may incur or which may be made against any of them as a result of any breach of any of the terms of, or any of the acknowledgements, agreements, representations, warranties and/or undertakings given pursuant to, the Offer to Sell by it; and

(v)

in respect of its Preferred Securities which it tenders and which are accepted for purchase pursuant to the relevant Offer to Sell, it (i) releases, to the fullest extent permitted by law, the Offeror, the Dealer Managers, the Tender Agent and their respective financial and legal advisers (together in each case with their respective directors, members, employees and representatives) from any liabilities in relation to or arising in connection with the preparation, negotiation or implementation of the Offer to Sell or any part thereof; (ii) waives, to the fullest extent permitted by law, all rights and entitlement it may otherwise have or acquire to bring, participate in or enforce legal proceedings of any nature against the Offeror, the Dealer Managers, the Tender Agent and/or their respective financial and legal advisers (together in each case with their respective directors, members, employees and representatives) in connection with the Offer to Sell and/or its Preferred Securities; (iii) waives, to the fullest extent permitted by law, all its rights, title and interest to and claims in respect of such Preferred Securities; and (iv) acknowledges that the Contracts (Rights of Third Parties) Act 1999 applies to the foregoing acknowledgements, agreements, representations, warranties and undertakings.

The representation, warranty and undertaking set out at paragraph (k) above shall not apply to the extent that it is or would be in breach and/or violation of any provision of (i) Council Regulation (EC) No 2271/96 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union) or (ii) Council Regulation (EC) No 2271/96 as it forms part of domestic law of the United Kingdom by virtue of the EUWA or any other similar blocking or anti-boycott law of the United Kingdom.

The receipt of a Tender Instruction by the relevant Clearing System will constitute instructions to debit the securities account of the relevant Direct Participant on the Settlement Date in respect of all of the Preferred Securities that the relevant Holder has validly tendered in the Offer, upon receipt by such Clearing System of an instruction from the Tender Agent for such Preferred Securities to be transferred to the specified account of the Offeror or its agent on its behalf and against payment by the Offeror of the Tender Consideration for such Preferred Securities, subject to the automatic withdrawal of those instructions on the date of any termination of the Offer (including where such Preferred Securities are not accepted for purchase by the Offeror) or on the valid revocation of such Tender Instruction, in the limited circumstances in which such revocation is permitted as described in “Extension, Termination and Amendment – Revocation Rights” above, and subject to acceptance of the Offer to Sell by the Offeror and all other conditions of the Offer.

5	Separate Tender Instruction

A separate Tender Instruction must be completed on behalf of each beneficial owner of Preferred Securities.

6	No revocation of Offer to Sell

Once submitted, Qualifying Holders will not be entitled to revoke Offers to Sell at any time, except in the limited circumstances described under the heading “Extension, Termination and Amendment – Revocation Rights” above.

7	Irregularities

The validity, form and eligibility (including time of receipt) of any Tender Instruction and the validity, form and eligibility of any acceptance by the Offeror of an Offer to Sell, will be determined in good faith by the Offeror and/or the Tender Agent acting on behalf of the Offeror in their sole and absolute discretion, and their determination will be final and binding, absent manifest error or bad faith. The Offeror also reserves the absolute right to waive any defects, irregularities or delay in the submission of any and all Tender Instructions, and to waive any such defect, irregularity or delay.

Any defect, irregularity or delay must be cured within such time as the Offeror determines, unless waived by it. Tender Instructions will be deemed not to have been made until such defects, irregularities or delays have been cured or waived. None of the Offeror, the Dealer Managers or the Tender Agent shall be under any duty to give notice to a Holder of any defects, irregularities or delay in any Tender Instruction nor shall any of them incur any liability for failure to give such notice.

The Offeror and the Tender Agent on its behalf reserve the absolute right to reject any Offer to Sell that the Offeror or the Tender Agent on its behalf determines is not in proper form or for which the corresponding acceptance or purchase would, in the opinion of the Tender Agent or the Offeror, be unlawful.

8	Costs and Expenses of Intermediaries

Any charges, costs and expenses charged by any Intermediary through which a Qualifying Holder holds and Offers to Sell its Preferred Securities shall be borne by such Qualifying Holder.

OFFER AND DISTRIBUTION RESTRICTIONS

This Tender Offer Memorandum does not constitute an invitation to participate in the Offer in or from any jurisdiction in or from which, or to or from any person to or from whom, it is unlawful to make such invitation under applicable securities laws. The distribution of this Tender Offer Memorandum in certain jurisdictions may be restricted by law. Persons into whose possession this Tender Offer Memorandum comes are required by each of the Offeror, the Dealer Managers and the Tender Agent to inform themselves about and to observe, any such restrictions.

United Kingdom

The communication of this Tender Offer Memorandum and any other documents or materials relating to the Offer is not being made and such documents and/or materials have not been approved by an authorised person for the purposes of section 21 of the Financial Services and Markets Act 2000. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to, and may only be acted upon by, those persons in the United Kingdom falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)) or persons who are within Article 43 of the Financial Promotion Order or any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order.

France

This Tender Offer Memorandum and any documents or offering materials relating to the Offer may not be distributed in the Republic of France except to qualified investors (investisseurs qualifiés) as defined in Article 2(e) of the Prospectus Regulation, as amended, and Article L.411-2 of the French Code monétaire et financier as amended from time to time. This Tender Offer Memorandum has not been and will not be submitted for clearance to nor approved by the Autorité des marchés financiers.

Republic of Italy

None of the Offer, this Tender Offer Memorandum or any other documents or materials relating to the Offer has been or will be submitted to the clearance procedures of the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian laws and regulations. The Offer is being carried out in the Republic of Italy (“Italy”) as an exempted offer pursuant to article 101-bis, paragraph 3-bis of the Legislative Decree No. 58 of 24 February 1998, as amended (the “Financial Services Act”) and article 35-bis, paragraph 4 of CONSOB Regulation No. 11971 of 14 May 1999, as amended. Holders or beneficial owners of the Preferred Securities that are located in Italy may tender their Preferred Securities in the Offer through authorised persons (such as investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with the Financial Services Act, CONSOB Regulation No. 20307 of 15 February 2018, as amended from time to time, and Legislative Decree No. 385 of 1 September 1993, as amended) and in compliance with applicable laws and regulations or with requirements imposed by CONSOB or any other Italian authority.

Each intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the Preferred Securities and/or the Offer.

Spain

Neither the Offer nor this Tender Offer Memorandum constitute an offer of securities or the solicitation of an offer of securities in Spain which require the approval and the publication of a prospectus under Regulation (EU) 2017/1129, Spanish Law 6/2023, of 17 March, on the Securities Markets and the Investment Services (Ley 6/2023, de 17 de marzo, de los Mercados de Valores y de los Servicios de Inversión), as amended from time to time, and its ancillary and related regulations. Accordingly, this Tender Offer Memorandum has not been and will not be submitted for approval nor approved by the CNMV.

United States

The proposed transaction relates to the securities of the Offeror, a company incorporated in Spain. Information distributed in connection with the proposed transaction is subject to Spanish disclosure requirements that are different from those of the United States.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed transaction, since the company is located in Spain and some or all of its officers and directors are residents of Spain. You may not be able to sue the company or its officers or directors in a Spanish court for violations of the U.S. securities laws. Finally, it may be difficult to compel the company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the company may purchase subject securities otherwise than under the proposed transaction, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed transaction.

Neither the U.S. Securities and Exchange Commission nor any U.S. state securities commission or other regulatory authority has approved or disapproved the proposed transaction, passed upon the fairness or merits of the proposed transaction or provided an opinion as to the accuracy or completeness of this Tender Offer Memorandum or any other documents regarding the proposed transaction. Any declaration to the contrary constitutes a criminal offence in the United States.

General

This Tender Offer Memorandum does not constitute an offer to buy or the solicitation of an offer to sell Preferred Securities, and tenders of Preferred Securities for purchase pursuant to the Offer will not be accepted from Holders, in any circumstances in which such offer or solicitation is unlawful.

Each holder of Preferred Securities participating in the Offer will also be deemed to give certain representations and warranties in respect of the jurisdictions referred to above and generally as set out in “Procedures for submitting Offers to Sell—Representations, warranties and undertakings by the Holders and Direct Participants”. Any Offer to Sell Preferred Securities pursuant to the Offer from a Holder or its Direct Participant that is unable to make these representations and warranties will not be accepted. Each of the Offeror, the Dealer Managers and the Tender Agent reserves the right, in its absolute discretion, to investigate, in relation to any Offer to Sell Preferred Securities, whether any such representation and warranty given by a Holder is correct and, if such investigation is undertaken and as a result the Offeror, the Dealer Managers or the Tender Agent determines (for any reason) that such representation and warranty is not correct, such Offer to Sell shall not be accepted.

TAX

In view of the number of different jurisdictions where tax laws may apply to a Qualifying Holder, this Tender Offer Memorandum does not discuss the tax consequences to Qualifying Holders of the purchase of Preferred Securities by the Offeror pursuant to the Offer. Each Qualifying Holder is urged to consult its own professional advisers regarding these possible tax consequences under the laws of the jurisdictions that apply to it or to the sale of its Preferred Securities and its receipt of the Tender Consideration. Each Qualifying Holder is liable for its own taxes and has no recourse to the Offeror, the Dealer Managers or the Tender Agent with respect to taxes arising in connection with the Offer.

DEALER MANAGERS AND TENDER AGENT

The Dealer Managers are acting exclusively for the Offeror and no one else in connection with the Offer and will not regard any other person (whether or not a recipient of this Tender Offer Memorandum) as a client in respect thereof. Accordingly, the Dealer Managers will not be responsible to any Holder for providing any protections which would be afforded to their clients or for providing advice in relation to the Offer.

None of the Dealer Managers or the Tender Agent has any duty to make a market in the Preferred Securities remaining outstanding after the Offer.

For the purposes of the settlement of the Offer on the Settlement Date, the Tender Consideration for each Qualifying Holder in respect of the Preferred Securities validly Offered for Sale and accepted for purchase by the Offeror will be calculated on behalf of the Offeror. Such calculation will, absent manifest error, be conclusive and binding on the Holders.

The Offeror and the Dealer Managers have entered into a Dealer Manager Agreement on or around the date of this Tender Offer Memorandum which contains certain provisions regarding payment of fees, expenses reimbursement and indemnity arrangements relating to the Offer.

The Dealer Managers and their respective affiliates may contact Holders regarding the Offer and may request brokerage houses, custodians, nominees, fiduciaries and others to forward this Tender Offer Memorandum and related materials to Holders.

The Dealer Managers may (i) submit Tender Instructions for their own account and (ii) submit Tender Instructions (subject to the offer and distribution restrictions set out in “Offer and Distribution Restrictions”) on behalf of Holders.

In the ordinary course of their respective businesses, the Dealer Managers and the Tender Agent are entitled to hold positions in the Preferred Securities either for their own account or for the account, directly or indirectly, of third parties. In the ordinary course of their respective businesses, they are entitled to continue to hold or dispose of, in any manner they may elect, any Preferred Securities they may hold as at the date of this Tender Offer Memorandum or, from such date, to acquire further Preferred Securities, subject to applicable law and may or may not submit Offers to Sell in respect of such Preferred Securities. No such submission or non-submission by the Dealer Managers or the Tender Agent should be taken by any holder of Preferred Securities or any other person as any recommendation or otherwise by any the Dealer Managers or the Tender Agent, as the case may be, as to the merits of participating or not participating in the Offer.

The Dealer Managers, directly or indirectly, may acquire further Preferred Securities after the Offer Period has expired or lapsed, whether in the market or otherwise and at a price which is different from the Purchase Price.

The Dealer Managers are involved in a wide range of commercial banking, investment banking and other activities out of which conflicting interests or duties may arise. The Dealer Managers and any of their subsidiaries and affiliates, in connection with their other business activities, may possess or acquire material information about the Preferred Securities. Such activities and conflicts may include, without limitation, the exercise of voting power, the purchase and sale of securities, the provision of financial advisory services and the exercise of creditor rights. None of the Dealer Managers or their subsidiaries and affiliates have any obligation to disclose any such information about the Preferred Securities or the Offeror. The Dealer Managers and any of their respective subsidiaries and affiliates and their officers and directors may engage in any such activities without regard to the Preferred Securities or the effect that such activities may directly or indirectly have on any of the Preferred Securities. In particular, Banco Santander, S.A. will be acting as joint lead manager in relation to the offering of the New Preferred Securities which are the subject of the New Financing Condition.

The Tender Agent is the agent of the Offeror and owes no duty to any Holder.

THE OFFEROR

Banco Santander, S.A.

Paseo de Pereda 9-12

39004 Santander

Spain

Qualifying Holders who have questions regarding the Offer or who wish to obtain documents may contact the Tender Agent or the Dealer Managers.

DEALER MANAGERS

Banco Santander, S.A.

Ciudad Grupo Santander

Avenida de Cantabria s/n

28660

Madrid, Spain

Attn: Liability Management

Email: liabilitymanagement@gruposantander.com

Santander US Capital Markets LLC

437 Madison Avenue, 10th floor

New York, New York 10022

United States

Tel (U.S. Toll Free): +1 (855) 404-3636

Tel (collect): +1 (212) 350-0660

Attn: Liability Management Team

Email: AmericasLM@santander.us

Requests for information in relation to the procedures for tendering Preferred Securities in the Offer should be directed to the Tender Agent

THE TENDER AGENT

Kroll Issuer Services Limited

The Shard

32 London Bridge Street

London SE1 9SG

United Kingdom

Tel: +44 20 7704 0880

Attn: Alessandro Zorza

Email: santander@is.kroll.com

Website: https://deals.is.kroll.com/santander

LEGAL ADVISERS

To the Dealer Managers as to English Law and Spanish Law

Linklaters, S.L.P.

Calle Almagro, 40

28010 Madrid

Spain

To the Offeror as to US Law

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

United States